Exhibit 10(xv)

PROMISSORY NOTE

$241,957.00	Buffalo, New York Dated: June 1, 2006

            FOR VALUE RECEIVED, the undersigned, Taylor Devices, Inc. a corporation organized under the laws of the State of New York ("Maker") with a principal place of business at 90 Taylor Drive, North Tonawanda, New York 14120, hereby promises to pay to Tayco Developments, Inc., a corporation organized under the laws of the State of New York with a principal place of business at 100 Taylor Drive, North Tonawanda, New York 14120, or order ("Holder"), the principal sum of two hundred forty one thousand, nine hundred fifty seven and 00/100 DOLLARS ($241,957.00), together with all interest accrued on the principal balance outstanding at the rate of seven percent (7%) per annum (this "Note").  Interest at the designated rate shall accrue on the basis of a 360-day year of twelve months of thirty days each, commencing as of the date of this Note and continuing thereafter up to and including June 1, 2007 (the "Maturity Date").  In the event that the Maturity Date of this Note is accelerated by Holder by reason of an event of default, as specifically set forth below (an "Event of Default"), such earlier date shall be the Maturity Date.  Payments of accrued interest shall be made on the first day of each and every month of the term of this Note, commencing as of July 1, 2006 up to and including the Maturity Date, when the entire principal balance outstanding, together with all accrued interest and other charges, if any, shall be due and payable.

            Maker, at its option, may prepay the principal balance of this Note in whole or in part at any time or from time to time, but any partial prepayment shall not relieve Maker of its obligations hereunder.

            Any of the following events shall constitute an Event of Default under this Note, in which case the Holder may declare all principal and accrued interest then due and owing to be immediately due and payable without presentment, further demand, protest or other notice of any kind, all of which Maker herein expressly waives:

                        (a)  Failure by Maker to make any payment of interest for a period in excess of thirty (30) days; or

                        (b) Filing by or against the Maker of a petition of bankruptcy; or the making an assignment for benefit of creditors; or the appointment of a receiver of all or a substantial part of the Maker's property; or

                        (c)  Suspension of the transaction of the usual business of the Maker.

            The failure of the Holder to exercise its option of acceleration upon any Event of Default shall not act as a waiver of such right upon the occurrence any subsequent Event of Default.

            This Note shall be governed by and construed in accordance with the laws of the State of New York, irrespective of conflict of laws provisions.

                                                                                    Taylor Devices, Inc.

By:	/s/Mark V. McDonough Mark V. McDonough Chief Financial Officer